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            Exhibit 10.28 - Consulting Agreement with S. Griffin Burgh

                              CONSULTING AGREEMENT


         This Consulting Agreement (the "Agreement") is made and entered into as of the 30th day of April, 1999, by and between SALESLOGIX CORPORATION, a Delaware corporation (the "Company"), and S. Griffin Burgh (the "Consultant").

                                   WITNESSETH:

         WHEREAS, Company desires to engage Consultant as an independent contractor, and Consultant desires to be so engaged, for the purpose of performing certain consulting services described below, on the terms and conditions hereinafter set forth.

         THEREFORE, for and in consideration of the mutual covenants and undertakings set forth below, the parties agree as follows:

         1. Engagement; Scope. Company hereby engages Consultant as an independent contractor. Consultant agrees to perform market research and analysis and other services requested by the Company in a professional, timely and competent manner to the reasonable satisfaction of the Chief Executive Officer of the Company. The term of the Company's engagement of Consultant shall be until April 30, 2002, or as mutually extended in writing by the parties or terminated as provided herein. The parties agree that in connection with projects assigned by the Company, Consultant shall work an average of 10-15 hours per month on behalf of the Company during the term of the engagement.

         2. Compensation. In consideration for Consultant's services as described in Section 1, Company shall pay Consultant and upfront payment of $100,000, which payment shall cover the entire term of this Agreement. Consultant will be paid this amount on the Closing of that certain Agreement and Plan of Reorganization and Agreement of Merger of even date (the "Merger Agreement") between and among the Company, SLX Merger Company, an Arizona corporation, and Enact Incorporated, an Ohio corporation. Consultant acknowledges that 10% of this amount shall be deposited into an escrow and shall be subject to the Escrow Agreement of even date as executed by Company, Consultant and other parties to the Merger Agreement.

         3. No Fringe Benefits. Because Consultant is engaged as an independent contractor, Consultant is not eligible for, nor entitled to, and shall not participate in, any of the Company's benefit plans, any fringe benefits, health insurance, workers' compensation insurance allowances, programs, reimbursements, or the like, which the Company makes available to its employees.

         4. Reporting. Consultant will report directly to the Chief Executive Officer or such officer(s) as the Chief Executive Officer shall designate from time to time (the "Contact Person(s)") with respect to services performed under this Agreement. During the course of performing his services, Consultant shall maintain contact with the Contact Person(s) and will


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update the Contact Person(s) on the status of Consultant's efforts on behalf of the Company as requested by the Contact Person(s) from time to time.

         5. Outside Activities. Company acknowledges that Consultant may devote substantial time in connection with endeavors outside of the scope of this Agreement. Notwithstanding the foregoing, (a) such outside endeavors shall not prevent Consultant from timely completing the services for Company pursuant to this Agreement, and (b) without the prior written consent of Company, Consultant shall not, during the course of performing services under this Agreement, directly engage in the performance of any consulting services for any company that does, or has expressed an intention to engage in the business of providing sales management software or services or interactive selling networks, without the prior written consent of Company.

         6. Confidentiality; Proprietary Information.

                  (1) Consultant shall not, while performing services under this Agreement or at any time thereafter, either directly or indirectly, divulge, furnish or make accessible to anyone or use in any way (other than use in the ordinary course of providing services under this Agreement for the benefit of Company) any confidential or secret knowledge or information of Company which Consultant has acquired or become acquainted with or will acquire or become acquainted with, prior to the termination of his services under this Agreement, whether developed by himself or by others, concerning (i) any trade secrets, confidential of secret designs, processes, formulae, know-how, plans, devices, technologies or materials (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of Company, (ii) any confidential customer or supplier list of Company,
         (iii) any confidential or secret development or research work of Company, (iv) any financial or accounting information of the Company, or (v) any other confidential or secret aspect of the business of Company. Consultant acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of Company acquired at great time and expense by Company, which is secret and confidential and which will be communicated to Consultant in confidence in the course of his services under this Agreement, and agrees that any disclosure or other use of such knowledge or information other than for the sole benefit of Company would be wrongful and would cause irreparable harm to Company. Both during and after the performance of Consultant's services under this Agreement, Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now, or hereafter becomes, published and generally publicly known through no fault of Consultant.

                  (2) Consultant will hold in trust for the sole right and benefit of Company, and will and does hereby assign to Company, all of Consultant's right, title and interest in and to, any ideas, information, concepts, research and reports and any documents reflecting any of the foregoing, conceived of or developed by Consultant in the performance of his services under this Agreement. Upon completion of his services under this Agreement, Consultant shall deliver
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         to Company (and not keep in his possession, recreate or deliver to anyone else) any and all records, data, notes, reports, proposals, lists, correspondence, and other documents, together with all copies thereof (in whatever medium recorded) belonging to Company, its successors or assigns, including any of such materials generated by Consultant in the performance of his services under this Agreement.

         7. No Authority to Bind. Consultant has no authority to enter into contracts or agreements on behalf of the Company.

         8. Status. In performing services as contemplated under this Agreement, the parties acknowledge and agree that Consultant is an independent contractor, not an agent or employee of the Company. Consultant shall perform the services required by this Agreement according to Consultant's own means and methods, which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of the Company, except as to the results of the work. The Company shall neither have nor exercise any control or direction over the methods by which the Consultant performs the Consultant's services and functions; the sole interest and responsibility of the Company being to assure that the services covered by this Agreement shall be performed and rendered by Consultant in a competent, efficient, and professional manner. Consultant shall indemnify and hold the Company, and its directors, officers, shareholders, employees, and agents, harmless from and against any loss or liability, including attorneys' fees, arising from the performance of Consultant's services pursuant to this Agreement. This Agreement shall not be construed to create a partnership, joint venture, or agency relationship between the Company and Consultant.

         9. Tax Reporting and Withholding. Consultant is not an employee of the Company and the Company will not withhold any income tax, FICA, Medicare, worker's compensation, or other employment taxes from payments made to Consultant pursuant to this Agreement. Consultant is responsible for income tax withholding, FICA, Medicare, and other withholding or employment taxes, if any, as required with respect to payments made to Consultant under this Agreement. The Company will comply with all tax reporting requirements relating to payments made to an independent contractor. In the event any person or governmental entity attempts to hold the Company liable or responsible for income tax, FICA, Medicare, worker's compensation, or other withholding or employment taxes related to payments the Company makes to Consultant under this Agreement, Consultant shall indemnify and hold the Company, and its directors, officers, shareholders, employees, and agents, harmless from and against any loss or liability, including attorneys' fees, penalties, and interest.

         10. Termination. Notwithstanding, the foregoing either party may terminate this Agreement upon ten days written notice if the other party fails to comply with its or his obligations hereunder.

         11. General.

                  (1) The parties acknowledge that the rights and obligations hereunder are personal and not assignable by either party to another person or entity without the prior written consent of the other party, which consent may be withheld in the sole and


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         absolute discretion of the requested party. The attempted assignment without such prior written consent shall be null and void.

                  (2) All rights, powers and remedies herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable, in whole or in part, under Applicable law. If any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remainder of the Agreement shall not be affected thereby and the invalid, illegal or unenforceable provision shall be reformed to the full extent permitted by law in order to give maximum effect to the parties' intent hereunder.

                  (3) This Agreement shall be governed and construed in accordance with the internal laws (and not the conflicts of laws principles) of the State of Arizona. Either party may bring suit to enforce any provision of this Agreement or to obtain any remedy with respect hereto only in Maricopa County Superior Court or the United States District Court for the District of Arizona. For this purpose both parties hereby expressly and irrevocably consent to the exclusive jurisdiction and venue of said courts.

                  (4) The prevailing party in any action arising out of this Agreement shall be entitled to recover its reasonable attorneys' fees incurred herein together with all costs and additional litigation expenses reasonably incurred by such party in connection with the action, whether or not normally included as taxable costs.

                  (5) Company and Consultant will each, at the request of the other, execute and deliver to each other all such further instruments and perform all such further actions as may be reasonably requested in order to effectuate the purposes of this Agreement.

                  (6) This Agreement constitutes the complete and entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, modified or altered without the express written consent of the parties.

                  (7) Headings of the sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.


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                  EXECUTED as of the date above first written.

                                             SALESLOGIX CORPORATION

                                                 By: /s/ Gary Acord

                                                 Its: CFO


                                                     /s/  S. Griffin Burgh
                                                     S. GRIFFIN BURGH


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